LOGO[NUEVO LETTERHEAD]

                                 April 12, 2000

                            NOTICE OF ANNUAL MEETING

Dear Fellow Stockholder,

       You are cordially invited to attend the Annual Meeting of Stockholders of Nuevo Energy Company which will be held at the Four Seasons Hotel, 1300 Lamar, Houston, Texas, on Wednesday, May 24, 2000 at 9:00 a.m. local time.

       At this annual meeting you will be asked to vote on the following matters:

       1. to elect our board of directors to serve until the annual meeting of stockholders in 2001;

       2.       to ratify the selection of our 2000 auditors; and

       3. to conduct any other business which is properly raised at the meeting.

       The attached proxy statement provides information concerning the matters to be voted on at this meeting. I am particularly proud of the corporate governance principles adopted by our board of directors in 1998 and I encourage you to read them carefully. I believe these principles fully align management's efforts with the interests of our stockholders. The Annual Report to Stockholders for 1999 is also being mailed to stockholders along with these proxy materials. Our proxy materials are being sent to stockholders on April 12, 2000.

       It is important that your shares be represented at the annual meeting, regardless of the size of your holdings. We urge you to return the signed proxy in the enclosed envelope as soon as possible. If you do attend the annual meeting in person, you may withdraw your proxy and vote your stock at the meeting. We value your opinions and encourage you to participate in the annual meeting by voting your proxy.

       This is the second year that we have used the SEC's "plain English" drafting principals in writing our proxy statement. This was done to make our proxy materials easier to understand which we hope will enable you to make the best informed decision possible.

       Thank you for your continued support and interest in Nuevo Energy.

                                          Very truly yours,

                                         /s/ Douglas L. Foshee
                                          Douglas L. Foshee
                                          Chairman, President and
                                          Chief Executive Officer

--------------------------------------------------------------------------------

TABLE OF CONTENTS                                                                PAGE
Questions and Answers..........................................................    3
Beneficial Ownership of Our Common Stock.......................................    6
Our Corporate Governance Principles............................................    8
Proposal I.         Election of Directors......................................   13
Executive Compensation.........................................................   20
Proposal II.        Ratification of the Selection of Our 2000 Auditors.........   27

--------------------------------------------------------------------------------
 QUESTIONS AND ANSWERS:

WHO IS ASKING FOR MY PROXY?
 -------------------------------------------------------------------------------

Your proxy is being solicited by our board of directors for use at our 2000 annual meeting of stockholders. Our directors and officers may also solicit proxies on behalf of our board of directors, in person, or by telephone, telefax or mail. If our directors, officers or employees solicit proxies they will not be specially compensated. Nuevo will pay all costs and expenses of this proxy solicitation.

WHAT ARE STOCKHOLDERS BEING
     ASKED TO VOTE ON?
 -------------------------------------------------------------------------------

At our 2000 annual meeting, stockholders will be asked to vote:

        -- to elect our board of directors to serve until the annual meeting of stockholders in 2001;

        -- to ratify the selection of KPMG LLP as our independent auditors for 2000.

HOW DO I VOTE MY SHARES?
 -------------------------------------------------------------------------------

A proxy card is included with the materials being sent to stockholders with these proxy materials. If the proxy card is properly signed and returned to us, shares covered by the proxy card will be voted in accordance with the directions you specify on the card. Shares covered by a properly signed proxy card which does not specify how to vote the shares will be voted for the election of the director nominees named in this proxy statement and in favor of the ratification of the selection of KPMG LLP as our independent auditors.

If any matters other than those described above are raised at the annual meeting, the proxy card gives the proxy holders the right to vote for or against such matter in their discretion. At the date of this proxy statement, we do not know of any matters to be presented at the annual meeting other than those described herein.

WHAT VOTE IS REQUIRED?
 -------------------------------------------------------------------------------

Under Delaware law, we cannot conduct business at the annual meeting unless a quorum is present. A quorum will be present if a majority of our outstanding shares of stock on the record date are present at the meeting in person or by proxy. If a quorum is present,

        -- directors are elected by a plurality vote, which means that the nine director nominees receiving the most votes will be elected;

With respect to the election of directors, you may (i) vote for the election of all nine director nominees, (ii) withhold authority to vote for all director nominees or (iii) withhold authority to vote for any director nominee by so indicating in the appropriate space on the proxy card. Our stockholders do not have the right to cumulate votes in the election of directors.

WHAT IS THE EFFECT OF AN
     ABSTENTION OR A BROKER
     NON-VOTE?
 -------------------------------------------------------------------------------

You may mark "abstain" on your proxy card for any of the matters submitted to a vote. An abstention is the equivalent of a no vote on all matters.

Many of our shares are held in "street name" which means that a depository, broker-dealer or other institution holds shares in its name which are beneficially owned by another person. The rules of the New York Stock Exchange provide that a street name holder must receive the direction of the beneficial owner of the shares to vote on issues other than routine stockholder matters such as the election of directors. A "broker non-vote" refers to a proxy which votes on one matter, but indicates that the holder does not have the authority to vote on other matters. Broker non-votes will have the following effects at our annual meeting:

         -- For purposes of determining whether a quorum is present under Delaware law, a broker non-vote is deemed to be present at the meeting.

         -- For purposes of the election of directors, and other matters to be voted on at the meeting, a broker non-vote will not be counted.

HOW DOES THE BOARD OF
     DIRECTORS RECOMMEND I
     VOTE?
 -------------------------------------------------------------------------------

The board of directors unanimously recommends that you vote to Approve each of the matters to be voted on at the annual meeting.

HOW MANY SHARES MAY VOTE AT
     THE ANNUAL MEETING?
 -------------------------------------------------------------------------------

The only stock with the right to vote at the meeting is our common stock, and only shares owned on the record date may be voted at the meeting. Each share of common stock is entitled to one vote on each matter voted on at the annual meeting. On the record date, there were 17,581,725 shares of common stock outstanding.

WHAT IS THE RECORD DATE?
 -------------------------------------------------------------------------------

April 5, 2000.

WHY HAVE YOU ADOPTED
     CORPORATE GOVERNANCE
     PRINCIPLES?
 -------------------------------------------------------------------------------

In 1997, our chairman and chief executive officer committed to the investment community that Nuevo would become a leader in Corporate Governance. As a result, several important initiatives were undertaken, including an exhaustive review of our governance principles. The board felt it important for our stockholders and other interested parties to know exactly where we stand on the important issues surrounding the proper governance of a public company. We believe that the principles adopted unanimously by the board and published in this proxy do in fact make us a leader in corporate governance and that adhering to these principles will help us provide superior returns to our stockholders.

CAN I REVOKE MY PROXY?

Yes. You may revoke your proxy at any time before a vote is taken in any of the following ways:

         --     attend the annual meeting and vote in person;

         --     submit a proxy with a later date; or

         -- notify our corporate secretary in writing that you wish to revoke your proxy.

Our corporate secretary's name is Sandra Kraemer and she may be reached by writing to her at our principal executive offices located at 1021 Main, Suite 2100, Houston, Texas 77002.

HOW DO I NOMINATE A PERSON
     FOR MEMBERSHIP ON THE
     BOARD OF DIRECTORS?
 -------------------------------------------------------------------------------

Our certificate of incorporation and bylaws require that stockholders notify us of their intent to nominate directors for the annual meeting in 2001 prior to January 24, 2001. The nomination should be in writing and addressed to our Board of Directors c/o Nuevo Energy Company, 1021 Main, Suite 2100, Houston, Texas 77002 with a copy to our president and secretary. The nomination must contain the name and address of the nominee and describe his or her qualifications for being a director. All nominations will be forwarded to our nominating and governance committee who will make a recommendation to the board of directors concerning nominations for director. The opportunity for stockholders to submit nominations for this year's annual meeting ended on January 13, 2000. No stockholder nominations were submitted.

WHEN ARE PROPOSALS BY
     STOCKHOLDERS FOR THE 2001
     MEETING DUE?
 -------------------------------------------------------------------------------

Proposals to be included in our proxy, other than nominations for director, must be received by us on or before December 13, 2000. Such proposals should be addressed to Nuevo Energy Company, 1021 Main, Suite 2100, Houston, Texas 77002
Attention: corporate secretary. In order to avoid any controversy as to the date you deliver notice to us, you should consider using registered mail, return receipt requested. Under the SEC's rules, we are not obligated to include all proposals made by stockholders in our proxy statement. The proxies we solicit for next year's annual meeting will give us the right to use our discretion in voting on any matter that we do not have notice of by February 26, 2001.

--------------------------------------------------------------------------------
 BENEFICIAL OWNERSHIP OF OUR COMMON STOCK:

       The following tables show the ownership of our common stock by (i) anyone who is known by us to beneficially own 5% or more of our outstanding common stock, (ii) each of our non-employee directors, (iii) our six most highly compensated executive officers, and (iv) all of our executive officers and directors taken together as a group. Unless otherwise indicated, each person named in the following table has the sole power to vote and dispose of the shares listed next to their name. Information in the tables has been obtained from filings made with the SEC or, in the case of our directors and executive officers, has been provided by such individuals. Unless otherwise indicated, the information provided below is based on information available to us as of the record date.

--------------------------------------------------------------------------------
OUR 5% STOCKHOLDERS:
--------------------------------------------------------------------------------

                                                           NUMBER OF SHARES                 PERCENT
                                                           ----------------                 -------
Franklin Resources, Inc..................................     2,771,523                     14.6(1)
     777 Mariners Island Blvd
     San Mateo, California 94404

Relational Investors, LLC................................     1,914,300                     10.9(2)
     David H. Batchelder
     Joel L. Reed
     Ralph V. Whitworth
     Suite 300
     11975 El Camino Real
     San Diego, California 92130

Dimensional Fund Advisors................................       970,500                      5.5(3)
     1299 Ocean Avenue, 11th floor
     Santa Monica, California 90401

--------------------------------------------------------------------------------
MEMBERS OF OUR BOARD OF DIRECTORS WHO ARE NOT EMPLOYEES:
--------------------------------------------------------------------------------

                                                  SHARES BENEFICIALLY OWNED
                                                  --------------------------
                                                                    UNDER
                                                                    STOCK
                                                  OUTSTANDING     OPTIONS**       TOTAL      PERCENT
                                                  ------------    ----------    ---------    -------
Isaac Arnold, Jr. ..............................      50,820(4)     58,000        108,820      *
David H. Batchelder.............................   1,914,300(2)      1,750      1,916,050     10.9
Thomas D. Barrow................................       3,450(5)     58,000         61,450      *
Charles M. Elson................................       2,778        13,000         15,778      *
Robert L. Gerry III.............................       6,500       259,666        266,166      1.5
Gary R. Petersen................................       4,000        20,500         24,500      *
David Ross III..................................      10,000        13,000         23,000      *
Robert W. Shower................................      10,000        13,000         23,000      *

--------------------------------------------------------------------------------
OUR EXECUTIVE OFFICERS:
--------------------------------------------------------------------------------

                                               SHARES BENEFICIALLY OWNED
                                    -----------------------------------------------
                                                  UNDER      UNDER        UNDER
                                                  401(K)     STOCK       DEFERRED
                                    OUTSTANDING    PLAN    OPTIONS**   COMPENSATION    TOTAL    PERCENT
                                    -----------    ----    ---------   ------------    -----    -------
Douglas L. Foshee.................     5,100      4,090     475,000       59,378      543,568     3.0%
Michael P. Darden.................        --      2,106      47,083       21,019       70,208     *
Bruce K. Murchison................       300        943          --        8,216        9,459     *
John P. McGinnis..................        --        677          --        5,226        5,903     *
Dennis A. Hammond.................       260      1,954     165,605       30,036      197,855     1.1
Robert M. King....................     3,684(6)   1,766     153,400       29,711      188,561     1.1

--------------------------------------------------------------------------------
ALL DIRECTORS AND EXECUTIVE OFFICERS TOGETHER:
--------------------------------------------------------------------------------

                                                                TOTAL     PERCENT
                                                                -----     -------
                                                              3,454,318    18.3%

Footnotes:

  *   Under 1%.

 **   Stock options include only options which may be exercised within 60 days.

 (1) Of the shares reported in a Schedule 13G/A filed on January 28, 2000 by Franklin Resources, Inc., Franklin Advisers, Inc. is reported to have sole voting power over 2,532,023 shares and Franklin Advisory Services, LLC has sole voting power over 98,500 shares. In addition, Franklin Advisers, Inc. is reported to have sole dispositive power over 2,532,023 shares and Franklin Advisory Services, LLC is reported to have sole dispositive over 239,500 shares. Franklin Advisers, Inc. and Franklin Advisory Services, LLC are both wholly owned investment advisory subsidiaries of Franklin Resources, Inc. Each of Messrs. Charles B. Johnson and Rupert H. Johnson, Jr. own in excess of 10% of the outstanding common stock of Franklin Resources, Inc. As the principal shareholders of Franklin Resources, Inc., each of Messrs. Charles B. Johnson and Rupert H. Johnson, Jr. may be deemed for certain purposes to be beneficial owners of the shares beneficially owned by Franklin Resources, Inc. Shares beneficially owned by Franklin Resources, Inc. include 1,339,023 shares which may be received upon conversion of our outstanding term convertible securities ("TECONS").

 (2) Relational Investors, LLC, reported sole dispositive and voting power with respect to all 1,914,300 shares in a Schedule 13D/A filed on March 2, 1999. These shares are owned by an account managed at Relational Investors, LLC and by the following limited partnerships of which Relational Investors, LLC is the sole general partner: Relational Investors, L.P., Relational Fund Partners, L.P., Relational Coast Partners, L.P. and Relational Partners, L.P. Each of Messrs. Batchelder, Whitworth and Reed are managing members of Relational Investors, LLC, and may be deemed for certain purposes to beneficially own shares beneficially owned by Relational Investors, LLC.

 (3) Information based on a Schedule 13G filed on February 3, 2000 by Dimensional Fund Advisors Inc. ("Dimensional"), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds". All securities reported in the 13G are owned by the Funds. Dimensional has sole voting power and sole dispositive power with respect to all 970,500 shares. Dimensional disclaims beneficial ownership of such securities.

 (4) Includes 5,820 shares owned indirectly by The Arnold Corporation, of which Mr. Arnold owns an approximate 25% equity interest.

 (5) Includes indirect ownership of 1,450 shares owned by individual retirement accounts for Mr. Barrow and his wife, his minor children or a corporation he controls.

 (6) Includes 1,684 shares of common stock that would be received upon conversion of 2,000 convertible preferred shares.

--------------------------------------------------------------------------------
 OUR CORPORATE GOVERNANCE PRINCIPLES:

       Upon his appointment as Chief Executive Officer in August 1997, Mr. Foshee committed publicly to our stockholders and to the investment community that our management and board of directors would immediately begin the process of reviewing our corporate governance principles. In 1998, our board of directors established a nominating and governance committee whose members are David Ross III, who acts as Chairman, Charles M. Elson and Robert W. Shower.

       In 1998, the nominating and governance committee recommended, and the full board of directors adopted, the "Nuevo Energy Company Corporate Governance Guidelines." These guidelines have been published in order to inform stockholders of the board's current thinking with respect to selected corporate governance issues. The board will continue to assess the appropriateness and effectiveness of the guidelines, and it is likely that changes to the guidelines will be considered from time to time.

 BOARD MISSION & OBJECTIVES

        Mission Statement

       The company's primary objective is to maximize stockholder value, while adhering to the laws of the jurisdictions wherein it operates and at all times observing the highest ethical standards. The company will pursue this objective primarily through participation in the energy industry.

        Corporate Authority & Responsibility

       All corporate authority resides in the board of directors as the representative of the stockholders. Authority is delegated to management by the board in order to implement the company's mission. Such delegated authority includes the authorization of spending limits and the authority to hire employees and terminate their services. The board retains responsibility to recommend candidates to the stockholders for election to the board of directors. The board retains responsibility for selection and evaluation of the CEO, oversight of the succession plan, determination of senior management compensation, approval of the annual budget, assurance of adequate systems, procedures and controls, as well as assisting in the preparation and approval of the strategic plan. Additionally, the board provides advice and counsel to senior management.

DIRECTORS

        Personal Characteristics & Core Competencies of Directors

       Individual directors should possess all of the following personal characteristics:

       Integrity and Accountability - Character is the primary consideration in evaluating any board member. Directors should demonstrate high ethical standards and integrity in their personal and professional dealings and be willing to act on and remain accountable for their boardroom decisions.

       Informed Judgment - Board members should have the ability to provide wise, thoughtful counsel on a broad range of issues. Directors should possess high intelligence and wisdom and apply it in decision making.

       Financial Literacy - One of the important roles of the board is to monitor the company's financial performance. Board members should be financially literate. Directors should know how to read a balance sheet, income statement, cash flow statement, and understand the use of financial ratios and other indices for evaluating company performance.

       Mature Confidence - The board functions best when directors value board and team performance over individual performance. Openness to other opinions and the willingness to listen should rank as highly as the ability to communicate persuasively. Board members should approach others assertively, responsibly and supportively and raise tough questions in a manner that encourages open discussion.

       High Performance Standards - In today's highly competitive world, only companies capable of performing at the highest levels are likely to prosper. Board members should have a history of achievements that reflect high standards for themselves and others.

       Passion - Directors should be passionate about the performance of the company, both in absolute terms and relative to its peers. That passion should manifest itself in engaged debate about the future of the company and an esprit de corps among the board that both challenges and inspires the company's employees.

       Creativity - Success in the energy business will ultimately go to the participants who adapt quickly to changing environments and implement creative solutions to the significant challenges faced by industry participants. Board members should possess the creative talents needed to augment those of management.

      Core Competencies of the Board as a Whole

       To adequately fulfill the board's complex roles, from overseeing the audit and monitoring managerial performance to responding to crises and approving the company's strategic plan, a host of core competencies need to be represented on the board. The board as a whole should possess the following core competencies, with each member contributing knowledge, experience and skills in one or more domains.

       Accounting and Finance - Among the most important missions of the board is ensuring that stockholder value is both enhanced through corporate performance and protected through adequate internal financial controls. The board should have one or more directors with specific expertise in financial accounting and corporate finance, especially with respect to trends in debt and equity markets.

       Business Judgment - Stockholders rely on directors to make sensible choices on their behalf. The majority of directors should have a record of making good business decisions in the corporate sector.

       Management - To monitor corporate management, the board needs to understand management trends in general and industry trends in particular. The board should have one or more directors who understand and stay current on general management "best practices" and their application in complex, rapidly evolving business environments.

       Crisis Response - Organizations inevitably experience both short and long-term crises. The ability to deal with crises can minimize ramifications and limit negative impact on firm performance. Boards should have one or more directors who have the ability and time to perform during periods of both short-term and prolonged crises.

       Industry Knowledge - Companies continually face new opportunities and threats that are unique to their industries. The board should have one or more members with appropriate and relevant industry-specific knowledge.

       International Markets - To succeed in an increasingly global economy, the board should have one or more directors who appreciate the importance of global business trends and who have first-hand knowledge of international business experience in those markets.

       Leadership - Ultimately, a company's performance will be determined by the directors' and CEO's ability to attract, motivate, and energize a high-performance leadership team. The board should have one or more directors who understand and possess empowerment skills and have a history of motivating high-performing talent.

       Strategy & Vision - A key board role is to approve and monitor company strategy to ensure the company's continued high performance. The board should have one or more directors with the skills and capacity to provide strategic insight and direction by encouraging innovation, conceptualizing key trends, evaluating strategic decisions, and continuously challenging the organization to sharpen its vision.

      Changes in Professional Responsibility

       The board should consider whether a change in an individual's professional responsibilities directly or indirectly impacts that person's ability to fulfill directorship obligations. To facilitate the board's consideration, the board requires that the CEO and other inside directors submit a resignation as a matter of course upon retirement, resignation, or other significant change in professional roles and responsibilities. All directors should submit a resignation as a matter of course upon retirement, a change in employer, or other significant change in their professional roles and responsibilities. If the board believes that a director will continue to make a contribution to the organization, the continued membership of that director may be supported.

        Identification and Recruitment of Board Members

       One of the tasks of the nominating and governance committee is to identify and recruit candidates to serve on the board of directors. A list of candidates shall be presented to the board for nomination and to the stockholders for consideration. The committee may, at its discretion, seek third-party resources to assist in the process. The CEO will be included in the process on a non-voting basis. The nominating and governance committee will make the final recommendation to the board.

        Independent Directors

       A substantial majority of the board of directors should be independent. An independent director is defined as a director who:

        -- has not been employed by the company in an executive capacity within the last five years
        -- is not, and is not affiliated with a company that is, an adviser, or consultant to the company or a member of the company's senior management
        -- is not affiliated with a significant customer or supplier of the company
        -- has no personal services contract(s) with the company, or a member of the company's senior management
        -- is not affiliated with a not-for-profit entity that receives significant contributions from the company
        -- within the last five years, has not had any business relationship with the company (other than service as a director) for which the company has been required to make disclosure under Regulation S-K of the Securities and Exchange Commission as currently in effect
        -- is not employed by a public company at which an executive officer of the company serves as a director
        -- has not had any of the relationships described above with any affiliate of the company
        -- is not a member of the immediate family of any person described above

        Outside Directorships

       The CEO and senior management of Nuevo should limit outside directorships to one or two; non-employee directors who are employed on a full-time basis should limit other directorships to three or four; and retired executives should limit other directorships to five or six.

       Directors are expected to attend all board and committee meetings in person or by phone. Directors shall be prepared by reviewing in advance all materials and be present at the meeting in person or by phone until its adjournment.

        Compensation of Directors

       In order to align the interests of directors and stockholders, directors will be compensated in the form of cash and company equity only, with equity constituting a substantial portion of the total up to 100%.

        Direct Investment in the Company Stock by Directors

       Since a significant ownership stake leads to a stronger alignment of interests between directors and stockholders, each director is required to personally invest at least $100,000 in company stock within 3 years of joining the board. Exceptions to this requirement may only be made by the board under compelling mitigating circumstances.

        Service Limitations of Directors

       In order to replenish the board with fresh approaches to managing the company, the maximum board tenure shall be 15 years.

       A board member may not stand for reelection after age 70, but need not resign until the end of his or her term.

       In order to retain freshness in the process and to give new management the unfettered ability to provide new leadership, a retiring CEO shall not continue to serve on the board.

BOARD ORGANIZATION

        Board Size

       In general, smaller boards are more cohesive, work better together and tend to be more effective monitors than larger boards. Therefore, the board shall be composed of six to twelve members. However, in order to accommodate the availability of an outstanding candidate the number of positions on the board may be expanded.

        Committee Structure

       It is the general policy of the company that all major decisions will be considered by the board as a whole. As a consequence, the committee structure of the board is limited to those committees considered to be basic to or required for the operation of the company as a publicly owned entity. Standing committees shall include audit, compensation, and nominating and governance. All of the committees shall be composed solely of independent directors. The board may form other committees as it determines appropriate.

        Independent Chair

       The board believes that the company is best served by unifying the positions of Chairman and CEO. This structure provides a single leader with a single vision for the company and results in a more effective organization.

BOARD OPERATIONS

        Board Access to Senior Management

       Board members have full access to senior management and to information about the corporation's operations. Except in unusual circumstances, the CEO should be advised of significant contacts with senior management.

        Board Ability to Retain Advisors

       The board shall retain advisors as it believes to be appropriate. If management is retaining advisors to the board, such decision must be ratified by the board. Individual directors should not retain their own advisors except in exceptional circumstances.

        Material in Advance of Meetings

       The board must be given sufficient information to fully exercise its governance functions. This information comes from a variety of sources, including management reports, a comparison of performance to plans, security analysts' reports, articles in various business publications, etc. Generally, board members will receive information prior to board meetings so they will have an opportunity to reflect properly on the items to be considered at the meeting.

       The board will ensure that adequate time is provided for full discussion of important items and that management presentations are scheduled in a manner that permits a substantial proportion of board meeting time to be available for open discussion.

        Executive Session

       Time will be allotted at the end of each board meeting for an executive session involving only the independent directors.

        Evaluation of CEO

       The selection and evaluation of the chief executive officer and concurrence with the CEO's selection and evaluation of the corporation's top management team are the most important function of the board. In its broader sense, "selection and evaluation" includes considering compensation, planning for succession and, when appropriate, replacing the CEO or other members of the top management team. The performance of the CEO will be reviewed at least annually without the presence of the CEO or other inside directors. The board should have an understanding with the CEO with respect to criteria on which he or she will be evaluated, and the results of the evaluation will be communicated to the CEO.

        Management Development

       The CEO will report annually to the board on the company's program for management development.

        Succession Plan

       CEO succession is a board-driven, collaborative process. Although the current CEO has an important role to play, the board must develop its own plan for succession while collaborating with the CEO in deciding the timing and the necessary qualifications for making a final decision.

        Outside Contacts

       The board believes that the management speaks for the company. Individual board members may, from time to time at the request of management, meet or otherwise communicate with various constituencies that are involved with the company. If comments from the board are appropriate, they should, in most circumstances, come from the Chairman; however, this does not preclude directors, in the exercise of their fiduciary duties and subject to confidentiality constraints, from communicating with stockholders or others.

STOCKHOLDER RIGHTS

        Annual Election of Directors

       In order to create greater alignment between the board's and our stockholder's interests and to promote greater accountability to the stockholders, directors shall be elected annually.

        Stockholder Rights Plan

       The company believes that in the hands of a properly aligned and properly governed board, a Terminable Stockholder Rights Plan is in the best interests of all stockholders. Because the board acknowledges that conditions change, the nominating and governance committee of the board will undertake a complete review of the efficacy of the company's stockholder rights plan every three years.

--------------------------------------------------------------------------------
 PROPOSAL I. ELECTION OF DIRECTORS:

       At the 1999 annual meeting, the stockholders elected to declassify our board of directors so that all of our directors are elected annually. Accordingly, all of our directors are standing for re-election at the 2000 annual meeting. The nominating and governance committee has nominated Isaac Arnold, Jr., Thomas D. Barrow, David H. Batchelder, Charles M. Elson, Douglas L. Foshee, Robert L. Gerry III, Gary R. Petersen, David Ross III and Robert W. Shower to serve as directors.
--------------------------------------------------------------------------------
INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------------------------------------------------------

       The following is information about our directors and executive officers. In the following materials, "options owned" includes all options owned by the director, even those which have not vested.

DIRECTORS


  [PHOTO OF MR. ARNOLD]         ISAAC ARNOLD, JR.
                                63 years old
                                Director since 1990
                                Shares owned directly and indirectly: 50,820
                                Options owned: 59,750
                                Restricted Shares: 2,500
                                Board committees: Audit, compensation
                                Relationship to Nuevo: None, other than as a director

BIOGRAPHICAL INFORMATION

       Since 1984, Mr. Arnold has been chairman of the board of Quintana Petroleum Corporation, a privately held production company which does not compete with Nuevo. He is also chairman of the board of Legacy Trust Company. He has been a director of Cullen Center Bank & Trust since its inception in 1969 and is a director of Cullen/Frost Bankers, Inc. Mr. Arnold is a trustee of the Museum of Fine Arts and The Texas Heart Institute. Mr. Arnold received his B.B.A. from the University of Houston in 1959.

WHY DID YOU JOIN NUEVO'S BOARD IN 1990?

       I have been involved in the energy industry for many years. In 1990, I saw Nuevo as an exciting young entrepreneurial company that was trying to do things differently. It has been a gratifying experience to watch this company grow into the organization it is today and I am equally excited about our future.


  [PHOTO OF MR. BARROW]         THOMAS D. BARROW
                                56 years old
                                Director since 1990
                                Shares owned: 3,450
                                Options owned: 59,750
                                Restricted shares: 2,500
                                Board committees: Audit
                                Relationship to Nuevo: None, other than as a director

BIOGRAPHICAL INFORMATION

       Mr. Barrow is president of Barrow Energy Corporation, a position he has held since its formation in 1988. Barrow Energy is a privately held company in the business of exploring for oil and gas primarily in East Texas which does not compete with Nuevo. Mr. Barrow is also a founder and director of Bargo Energy Company, a public company engaged in the acquisition of oil and gas properties. Bargo does not compete with Nuevo. Mr. Barrow serves on the Board of Trustees of Good Shephard Medical Center and serves in numerous other civic organizations.

WHY DID YOU JOIN NUEVO'S BOARD IN 1990?

       I joined Nuevo's board because I believed in the concept of an opportunistic acquisition company with low overhead due to outsourcing being able to create significant shareholder value. We have in fact been able to do just that and I think we've been good stewards of our stockholders' investments.


  [PHOTO OF MR. BATCHELDER]     DAVID H. BATCHELDER
                                50 years old
                                Director since 1999
                                Shares owned: 1,914,300 (beneficially through Relational
                                partnerships)
                                Options owned: 3,500 (beneficially through Relational
                                partnerships)
                                Restricted Shares: 2,500 (beneficially through Relational
                                partnerships)
                                Board committees: Compensation, Audit
                                Relationship to Nuevo: None, other than as a director

BIOGRAPHICAL INFORMATION

       Mr. Batchelder has been chairman and chief executive officer of Batchelder & Partners, Inc., a financial advisory and investment banking firm, since 1988. He also has been a managing member of Relational Investors LLC, the general partner of an active investment fund, since March 1996. Mr. Batchelder is also a director of Morrison Knudson Corporation, ICN Pharmaceuticals, Inc. and Apria Healthcare Group Inc. Mr. Batchelder received a B.S. in accounting from Oklahoma State University in 1971 and is a certified public accountant.

WHY DID YOU JOIN NUEVO'S BOARD IN 1999?

       I joined Nuevo's board of directors because I believe that board representation by a substantial shareholder with no conflicts of interests with other shareholders is consistent with sound corporate governance and positively impacts board dynamics. I expect to continue to utilize my substantial industry experience to assist the company in understanding and responding to changes in our business sector.


  [PHOTO OF MR. ELSON]          CHARLES M. ELSON
                                40 years old
                                Director since 1998
                                Shares owned: 2,778
                                Options owned: 14,750
                                Restricted shares: 2,500
                                Board committees: Compensation (chairman), nominating and
                                governance
                                Relationship to Nuevo: None, other than as a director

BIOGRAPHICAL INFORMATION

       Mr. Elson has been a professor of law at Stetson University College of Law since 1990 and serves as of counsel to the law firm of Holland & Knight (since 1995). He is a member of the American Law Institute and the Advisory Council and Commissions on Director Compensation, Audit Committees, and Director Professionalism of the National Association of Corporate Directors. Mr. Elson is widely regarded as an expert on corporate governance and has served on panels and blue ribbon commissions on such issues as executive compensation, director compensation, director professionalism, chief executive officer succession and others. He is a trustee of Talledega College and a Salvatori Fellow of the Heritage Foundation. Mr. Elson currently serves as a director of Sunbeam Corporation, a consumer products company, a position he has held since 1996. He also served as a director of Circon Corporation, a medical products manufacturer, from 1996 until its sale in 1999. Mr. Elson received his B.A. from Harvard College in 1981 and his J.D. from the University of Virginia in 1985.

WHY DID YOU JOIN NUEVO'S BOARD IN 1998?

       I was attracted to Nuevo because I sensed a true desire on the part of its board and senior management to be a leader among public companies in terms of corporate governance. The nominating and governance committee on which I serve is committed to keeping Nuevo on the leading edge of shareholder-oriented governance. I believe that our accomplishments in implementing governance guidelines will in the long term increase shareholder wealth.


  [PHOTO OF MR FOSHEE]          DOUGLAS L. FOSHEE
                                40 years old
                                Director since 1997
                                Shares owned: 9,190
                                Options owned: 620,000
                                Board committees: None
                                Relationship to Nuevo: None, other than as chairman, president and chief executive officer

BIOGRAPHICAL INFORMATION

       Mr. Foshee became a director of Nuevo in 1997 concurrent with his assumption of the position of president and chief executive officer in August. In December 1997, Mr. Foshee was also appointed chairman of the board of directors. Mr. Foshee served from 1993 until 1997 in various capacities for Torch Energy Advisors Incorporated ("Torch"), including vice president special projects, executive vice president acquisitions and financial analysis, president, chief operating officer, and ultimately chief executive officer. Prior to his tenure at Torch, Mr. Foshee was employed by ARCO International Oil and Gas Company in various positions in finance and new business ventures. His finance background also includes seven years in commercial banking, primarily as an energy lender for major financial institutions. Mr. Foshee serves on the board of Small Steps Nurturing Center, and is a member of the Independent Petroleum Association of America, the National Petroleum Council, and the Council of Overseers for the Jones Graduate School at Rice University. Mr. Foshee received his B.B.A. from Southwest Texas State University in 1982 and his M.B.A. from the Jesse H. Jones Graduate School at Rice University in 1992. He is also a graduate of the Southwestern Graduate School of Banking at Southern Methodist University (1991).

WHY DID YOU JOIN NUEVO IN 1997?

       I had a unique perspective on Nuevo in 1997, having served as the chief executive officer of Nuevo's largest service provider, Torch Energy Advisors. I also ran Torch's acquisitions department during many of Nuevo's most significant acquisitions, including having direct responsibility for negotiating the $480 million acquisition in 1996 of the company's California assets. So I knew a great deal about the company's assets and I had worked with most of Nuevo's talented staff for many years. That made my decision easy. Nuevo is endowed with great assets and great people. I thought that I was uniquely qualified to lead this incredible company.


  [PHOTO OF MR GERRY]           ROBERT L. GERRY III
                                62 years old
                                Director since 1990
                                Shares owned: 6,500
                                Options owned: 261,416
                                Restricted Shares: 2,500
                                Board committees: None
                                Relationship to Nuevo: Served as Nuevo's vice chairman from
                                1994 to 1997 and president and chief operating officer from
                                1990 to 1994

BIOGRAPHICAL INFORMATION

       Since 1997, Mr. Gerry has been chairman of the board of directors and chief executive officer of Vaalco Energy, Inc., a public independent oil and gas company which does not compete with Nuevo. From 1994 to 1997, Mr. Gerry was vice chairman of Nuevo. Prior to that, he was president and chief operating officer of Nuevo since its formation in 1990. Mr. Gerry currently serves as a trustee of Texas Children's Hospital.

WHY DID YOU JOIN NUEVO IN 1990 AS ITS FIRST PRESIDENT?

       We believed we had a unique opportunity to grow an underperforming limited partnership into a powerhouse independent oil and gas company. We felt we could build value by reinvesting income in prudent acquisitions and drilling opportunities. Our vision was correct and Nuevo exceeded our wildest dreams. Over this past year we have once again seen our highly competent management team take significant steps to build a solid company into a major independent.


  [PHOTO OF MR. PETERSEN]       GARY R. PETERSEN
                                53 years old
                                Director since 1990
                                Shares owned: 4,000
                                Options owned: 22,250
                                Restricted Shares: 2,500
                                Board committees: Compensation
                                Relationship to Nuevo: In addition to participation on the board, Mr. Petersen is a principal in a company which
                                participated with a group of lenders in 1992 in lending $12 million to a joint venture in which Nuevo was an owner. That loan was repaid in full in 1997.

BIOGRAPHICAL INFORMATION

       Mr. Petersen is a co-founder and has been a partner of EnCap Investments, Inc., a firm which provides capital in the form of both debt and equity to the energy industry. From 1984 to 1988, he served as senior vice president and manager of the corporate finance division of the energy banking group for RepublicBanc Houston. From 1979 to 1984, he was executive vice president and a director of Nicklos Oil and Gas Company. He also served as a group vice president in the petroleum and minerals division of RepublicBanc Dallas. He is a member of the board of Harken Energy Corporation, Energy Capital Investment Company, Equus II Incorporated and the Petroleum Club of Houston. Mr. Petersen received his B.B.A. from Texas Tech University in 1968 and his M.B.A. from Texas Tech University in 1970.

WHY DID YOU JOIN NUEVO'S BOARD IN 1990?

       Nuevo is my kind of company. We take a different approach to the exploration and production business. We manage this company's assets as a portfolio, much like we do at EnCap where we serve institutional investors in a different capacity. I think that's the right way to go about this business and I think that's to a large degree why Nuevo has been so successful.


  [PHOTO OF MR. ROSS]           DAVID ROSS III
                                59 years old
                                Director since 1997
                                Shares owned: 10,000
                                Options owned: 14,750
                                Restricted Shares: 2,500
                                Board committees: Nominating and governance (chairman)
                                Relationship to Nuevo: None, other than as a director

BIOGRAPHICAL INFORMATION

       Mr. Ross is a private investor. From 1987 to 1993, Mr. Ross was chairman and chief executive officer of Sterling Consulting Group, which provided corporate planning, treasury management and economic evaluation to the oil and gas industry. He was a principal of The Sterling Group, a firm specializing in leveraged buyouts, from 1986 to 1987. He currently serves on the Council of Overseers and is an Adjunct Professor of Finance at the Jesse H. Jones Graduate School of Administration at Rice University, where he has served since 1994 and 1979, respectively. Mr. Ross is a member of the board of Cooper Cameron Corporation, an oilfield services equipment manufacturer. He also serves as vice president and a board member of Da Camera of Houston, a nonprofit arts organization. Mr. Ross also serves on the board of the Nantucket Conservation Foundation. Mr. Ross received his B.A. from Yale University in 1962 and his M.B.A. from Harvard University in 1970.

WHY DID YOU JOIN NUEVO'S BOARD IN 1997?

       I teach a finance course at Rice University which Doug Foshee attended, so I was familiar with him, but not with Nuevo when I was approached in 1997 to join the board. After meeting with management and the board as a whole, I was convinced that this was a company that would succeed over the long term. I was particularly impressed by the company's efforts to align compensation with stockholder objectives. My experience in different industries tells me that when management is on the hook financially, good things tend to happen.


  [PHOTO OF MR. SHOWER]         ROBERT W. SHOWER
                                62 years old
                                Director since 1998
                                Shares owned: 10,000
                                Options owned: 14,750
                                Restricted Shares: 2,500
                                Board committees: Audit (chairman), nominating and governance
                                Relationship to Nuevo: None, other than as a director

BIOGRAPHICAL INFORMATION

       Mr. Shower served as executive vice president and chief financial officer of Seagull Energy Corporation, an oil and gas company, from 1994 until his retirement in 1996. From 1992 to 1994, he served as Seagull's senior vice president and chief financial officer. From 1991 to 1992, Mr. Shower served as senior vice president, corporate development, for Albert Fisher, Inc., a company engaged in produce distribution. Mr. Shower served for 10 years as chief financial officer for the Williams Companies and also served on its board from 1977 to 1986. Mr. Shower currently serves on the boards of Lear Corporation, one of the world's largest automotive suppliers; Highlands Insurance Group, Inc.; and Edge Petroleum Corporation, a technology-oriented exploration company. Mr. Shower received his B.S. from the University of Tulsa in 1960. He also attended the Program for Management Development at Harvard Business School in 1972.

WHY DID YOU JOIN NUEVO'S BOARD IN 1998?

       In my capacity as chief financial officer at Seagull Energy, I worked with Bob King, who subsequently became Nuevo's chief financial officer. So I had some familiarity with Nuevo when I was approached by the board. I was convinced after meeting the board and members of the management team that they were doing some exciting things. The company has great long-lived assets and a talented and motivated group of employees who continue to demonstrate their commitment to creating shareholder value through implementing such programs as Economic Value Added financial modeling.

EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

       Robert M. King, 39, joined us as senior vice president and chief financial officer in January 1996. Prior to that, Mr. King was vice president, corporate development and treasurer of Seagull Energy Corporation, which he joined in 1990 after having spent over seven years in energy finance with The First National Bank of Chicago and Mellon Bank, N.A. Mr. King has a B.A. in economics and political science from Southern Methodist University and an M.B.A. in finance from the Cox School of Business at Southern Methodist University.

       Michael P. Darden, 42, joined us as vice president -- business development in May 1998. Prior to that he was special counsel for Baker Botts, L.L.P., a law firm, since 1993, where his practice focused on international and domestic oil and gas ventures, asset acquisitions and sales, and energy-based financings. Mr. Darden was employed by Hunt Oil Company from 1990 to 1993 where he was senior international counsel. From 1988 to 1990, he was employed by BHP Petroleum (Americas) Inc. as attorney-international/ offshore and from 1986 to 1988 he was employed by Tenneco Oil Company as senior international negotiator. Mr. Darden has worked extensively on petroleum projects outside the United States and in all regions of the world. His experience encompasses petroleum projects at all stages, working with governments, industry partners, contractors, suppliers, lenders and insurers. Mr. Darden received a B.B.A. in Petroleum Land Management from The University of Texas in 1980 and a J.D. from the University of Houston Law Center in 1986.

       Dennis A. Hammond, 44, joined us as vice president -- engineering in 1990. In 1983, he was a co-founder of IDM Engineering, Inc., a petroleum engineering consulting firm. He has held various reservoir engineering positions with Chevron and Pogo Producing Company. He holds a B.S. degree in petroleum engineering from Texas A&M University and is a registered professional engineer in the State of Texas. Mr. Hammond is a member of the Society of Petroleum Engineers and the American Petroleum Institute.

       John P. McGinnis, 39, joined our company as vice president -- exploration in August 1999. Mr. McGinnis came to our company from Amerada Hess Corp., most recently as Division Explorationist for the Central Gulf of Mexico. He joined Amerada Hess Corp. in 1995 after receiving his Ph.D. in marine geology and geophysics from Columbia University. From 1984 to 1988, he was employed as an Exploration Geophysicist at Tenneco Oil Company. Mr. McGinnis holds a B.S. in geology and M.S. in geophysics, both from Purdue University.

       Bruce K. Murchison, 50, joined our company as vice president and general counsel in June 1999. Most recently, he had been a consultant to Plains Resources' senior management on transactional matters. From 1994 to 1998, he served as president of Celeron Corporation, the energy subsidiary of the Goodyear Tire and Rubber Company and operator of the 1,200-mile All American Pipeline System. Prior to assuming duties as president of Celeron, Mr. Murchison was Celeron's general counsel for six years. From 1991 to 1994, in addition to his general counsel responsibilities at Celeron, he was chief operating officer of All American Pipeline Company. He began his career with Goodyear as an attorney in 1985. From 1981 to 1985, Mr. Murchison practiced corporate law and litigation at Texaco Inc. Mr. Murchison holds a J.D. from St. John's School of Law.

       Sandra D. Kraemer, 32, has been our controller since 1993 and our corporate secretary since 1997. Prior to 1993, she had been employed by Torch Energy Advisors Incorporated since 1991. From 1990 to 1991, Ms. Kraemer was employed by Price Waterhouse in its audit department, specializing in the oil and gas industry. She graduated summa cum laude from Stephen F. Austin State University with a B.B.A. in accounting in 1990 and is a certified public accountant.

       All executive officers and directors of the Company are United States citizens.

--------------------------------------------------------------------------------
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
--------------------------------------------------------------------------------

       Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than ten percent of our common stock, to file with the SEC and the New York Stock Exchange reports of ownership and reports of changes in ownership of common stock. Officers, directors and greater than ten percent stockholders are required by the SEC's regulations to furnish us with copies of all Section 16(a) forms they filed with the SEC. Based on a review of the copies of such reports furnished to us, we believe that all reporting obligations under Section 16(a) were satisfied.

--------------------------------------------------------------------------------
OPERATION OF OUR BOARD OF DIRECTORS
--------------------------------------------------------------------------------

       Our board of directors has regularly scheduled quarterly meetings, and has special meetings as necessary. Each non-officer director receives an annual retainer of $30,000 and he or she may elect to receive all or a portion of his retainer in shares of restricted stock for service on the board. Elections are made in 25% increments with a 33% increase in value for the amounts invested in restricted stock, so that a director electing to convert $7,500 in cash retainer will be awarded $9,975 in restricted stock. Six directors elected to receive all restricted shares while two directors chose to receive their retainer in cash. In addition, each director receives a semi-annual grant of 10-year options to purchase 1,750 shares of common stock, with an exercise price equal to the closing price of our common stock on the date of grant. Each director also receives a semi-annual grant of 1,250 shares of restricted stock subject to a three year restricted period and directors have the option to rollover this period until their retirement from the board. During 1999, the board of directors of the company held nine meetings and each director attended at least 75% of the meetings of the board of directors and any committee on which he served, except for Mr. Arnold.

       AUDIT COMMITTEE. The audit committee recommends the appointment of independent public accountants to conduct audits of our financial statements, reviews with the accountants the plan and results of the auditing engagement, approves other professional services provided by the accountants and evaluates the independence of the accountants. The audit committee also reviews the scope and results of the company's procedures for internal auditing and the adequacy of our system of internal accounting controls. In addition, the audit committee also reviews our corporate disclosure policies and procedures. Members are Messrs. Shower (chairman), Arnold, Barrow, and Batchelder. The audit committee held nine meetings during 1999.

       COMPENSATION COMMITTEE. The compensation committee approves the compensation of officers, administers the bonus plan for key employees, makes recommendations to the board regarding any present or future employee incentive stock option plans and, pursuant to our stock option plans, awards stock options to those key employees who have been recommended by management. Members are Messrs. Elson (chairman), Arnold, Batchelder and Petersen. The compensation committee met three times in 1999.

       NOMINATING AND GOVERNANCE COMMITTEE. The duties of our nominating and governance committee include recommending the appropriate size of our board, establishing and reviewing the qualification, stock ownership and mandatory resignation and tenure of our directors. Our nominating committee also considers director nominees recommended by stockholders. Our nominating and governance committee also periodically evaluates our board and management's communication with the board. The members of the nominating and governance committee are Messrs. Ross (chairman), Elson and Shower. The nominating and governance committee met three times in 1999.

--------------------------------------------------------------------------------
 EXECUTIVE COMPENSATION:

       The following summary compensation table sets forth cash compensation for the past three years for our chief executive officer and our four other most highly compensated executive officers in 1999.

                              NUEVO ENERGY COMPANY
                           Summary Compensation Table

                                                                                 LONG-TERM
                                                                  RESTRICTED    COMPENSATION
                                  YEAR    SALARY      BONUS      STOCK AWARDS     OPTIONS
                                  ----    ------      -----      ------------     -------

Douglas L. Foshee                 1999   $375,000(1) $375,000(1)   $    --         55,000
  Chairman, Chief Executive       1998    375,000          --           --        220,000(3)
     Officer
  and President                   1997    143,466(2)  317,500           --        330,000

Robert M. King                    1999    160,000     160,000           --         34,250
  Senior Vice President and       1998    160,000      30,000           --         66,250
  Chief Financial Officer         1997    160,000     130,000       79,856(6)      32,500

Dennis A. Hammond                 1999    160,000     160,000           --         34,250
  Vice President - Engineering    1998    160,000          --           --         66,250
                                  1997    160,000     130,000       79,856(6)      32,500

Bruce K. Murchison                1999     93,333(4)  142,000(5)        --         48,000
  Vice President and General
     Counsel

Michael P. Darden                 1999    155,000     155,000           --         34,250
  Vice President - Business       1998     99,950(7)  100,000(8)        --         91,250
  Development

------------------

(1) Mr. Foshee deferred one-third of his 1999 salary and 100% of his 1999 bonus pursuant to our deferred compensation plan in order to purchase shares of Nuevo common stock.

(2) Mr. Foshee became an employee in August 1997. Information regarding Mr. Foshee is for periods during which he was employed by Nuevo.

(3) Mr. Foshee was granted 100,000 options in August of 1998 as part of his employment agreement.

(4) Mr. Murchison became an employee in June 1999. Information regarding Mr. Murchison is for the periods during which he was employed by Nuevo.

(5) Mr. Murchison was hired by us in June 1999 and was paid a signing bonus of $60,000. Mr. Murchison contributed 100% of the bonus to the company's deferred compensation plan in order to purchase shares of Nuevo common stock.

(6) Represents 2,000 shares of vested, restricted shares each for Mr. King and Mr. Hammond.

(7) Mr. Darden became an employee in May 1998. Information regarding Mr. Darden is for the periods during which he was employed by Nuevo.

(8) Mr. Darden was hired by us in May 1998 and was paid a signing bonus of $100,000. Mr. Darden contributed 75% of the bonus to the company's deferred compensation plan in order to purchase shares of Nuevo common stock.

       The following table sets forth certain information concerning grants of options to purchase our common stock made during 1999 to the executive officers named in the summary compensation table. The exercise price of options granted to our executive officers is the closing price of the common stock on the date of grant.

                            1999 STOCK OPTION GRANTS

                                                   % OF TOTAL
                                       NUMBER OF    OPTIONS     PER SHARE                GRANT DATE
                                        OPTIONS    GRANTED TO   EXERCISE    EXPIRATION    PRESENT
NAME                                    GRANTED    EMPLOYEES      PRICE        DATE       VALUE(1)
----                                    -------    ---------      -----        ----       --------

Douglas L. Foshee....................    25,000       5.5%       $16.38      12/02/09     $297,750
                                         30,000       6.6%        15.50      08/04/09      338,100

Robert M. King.......................    18,000       3.9%        16.38      12/02/09      214,380
                                         16,250       3.6%        15.50      08/04/09      183,138

Dennis A. Hammond....................    18,000       3.9%        16.38      12/02/09      214,380
                                         16,250       3.6%        15.50      08/04/09      183,138

Bruce K. Murchison...................    18,000       3.9%        16.38      12/02/09      214,380
                                          5,000       1.1%        15.50      08/04/09       56,350
                                         25,000(2)    5.5%        13.38      06/01/09      243,250

John P. McGinnis.....................    18,000       3.9%        16.38      12/02/09      214,380
                                         25,000(2)    5.5%        15.50      08/02/09      281,750

Michael P. Darden....................    18,000       3.9%        16.38      12/02/09      214,380
                                         16,250       3.6%        15.50      08/04/09      183,138

------------------
(1) We calculated the grant date present value using the "Black Scholes" model, a widely accepted method of valuing options. This valuation model is hypothetical; the actual value, if any, depends on the excess of the market price of the shares over the exercise price on the date the option is exercised. If the market price does not increase above the exercise price, compensation to the grantee will be zero. The Black-Scholes option pricing model is a mathematical formula used for estimating option values that incorporates various assumptions. The "Grant Date Present Value" set out in the above table is based on the following assumptions: (a) a ten-year option term; (b) 55.7% expected future annual stock volatility for the options; (c) a risk-free rate of return of 6.0% for the options granted; and (d) no expected dividend yield. The above model does not include any reduction in value for non-transferability, forfeiture or vesting of options.

(2) Mr. Murchison and Mr. McGinnis were each granted 25,000 options in June and August 1999, respectively, upon their first day of employment.

       The following table shows the number of options owned by our named and key executives. Options in the column marked "unexercisable" are subject to vesting and will be forfeited if the named executive's employment with us is terminated for certain reasons. The value of unexercised options is calculated using an $18.75 per share closing price for our stock on December 31, 1999. None of our named executives exercised options in 1999.

                                                                           VALUE OF UNEXERCISED
                                                                         IN-THE-MONEY OPTIONS AT
                                  NUMBER OF UNEXERCISED OPTIONS            DECEMBER 31, 1999(1)
                                  ------------------------------      ------------------------------
NAME                              EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
----                              -----------      -------------      -----------      -------------
Douglas L. Foshee...............    475,000           145,000          $210,375          $577,625
Robert M. King..................    153,400            34,250           350,625            95,563
Dennis A. Hammond...............    165,605            34,250           350,625            95,563
Bruce K. Murchison..............         --            48,000                --           193,375
John P. McGinnis................         --            43,000                --           124,000
Michael P. Darden...............     47,083            78,417           116,875           329,313

------------------

(1) Based on $18.75 per share which was the closing price per share of our common stock on the New York Stock Exchange Composite Tape on December 31, 1999.

--------------------------------------------------------------------------------
COMPENSATION COMMITTEE REPORT:
--------------------------------------------------------------------------------

       Our compensation committee consists of four directors who are not employees or executive officers of the company. The members of the compensation committee in 1999 were Mr. Elson, who was chairman, and Messrs. Arnold, Batchelder and Petersen.

OUR EXECUTIVE COMPENSATION PROGRAM

       Our executive compensation program reflects a policy of attracting highly qualified executives who strive to achieve outstanding individual performance and who collectively seek outstanding corporate and share price performance compared to that of peer group companies. The committee believes that Nuevo should seek executives who desire a work environment characterized by a high level of "at-risk" compensation, which rewards excellent performance and aligns overall compensation with the objectives of our stockholders. Accordingly, our compensation system consists of the following elements:

               BASE SALARY. The base salaries for our named executive officers are established by employment agreements with those officers. The base salaries in these agreements are intended to represent approximately 50% to 60% of the executives' total salary and cash bonus.

               INCENTIVE BONUS. Under the employment agreements with most of our executives, bonuses are awarded at the discretion of the compensation committee. It has been the committee's overall objective that the sum of base salaries plus cash bonuses should generally be at or about the 75th percentile of peer group companies.

               During 1999, the company adopted an Economic Value Added (EVA) model for financial planning and capital allocation. The committee has tied 2000 bonuses solely to EVA performance. Our executives will earn bonuses set at or about the 50th to 60th percentile of peer group companies if we have earned the return on capital targeted in the EVA model. The bonus is reduced, or eliminated altogether, if we fall short of the targeted return on capital. The executive may receive more than the targeted bonus if our performance exceeds the EVA targeted return on capital.

               STOCK OPTIONS. Each of our employees receives stock options as a component of his or her compensation, in order to align the interests of employees with those of our stockholders. The number of options granted to an employee is based on the committee's view of the employee's ability to impact the value of Nuevo's shares. We believe that because we outsource non-strategic functions, resulting in substantially fewer employees eligible to receive options, we have a substantial advantage over peer companies in the number of options that we can grant to our employees. It is the committee's overall objective that the sum of base salaries plus incentive bonuses plus options should generally compare at or about the 80th to 90th percentile of peer group companies.

       During 1997, the compensation committee established a stock ownership program for its senior executives that provides incentives for each executive to achieve and maintain a targeted level of ownership of Nuevo common stock. Target levels of stock ownership are set by the compensation committee for each executive. Counted against this stock ownership are shares owned directly by the executive or owned beneficially through an immediate family member, shares acquired through the exercise of options and shares acquired through our deferred compensation and 401(k) plans. Shares that may be received upon exercise of options do not count toward the ownership objectives. Under the program, each executive's common stock ownership is reported to the committee twice a year. An executive's progress toward meeting stated ownership objectives is an important element of each executive's performance review.

       During 1999, Messrs. King and Hammond satisfied the stock ownership targets set by the committee. Upon meeting and maintaining the ownership target, the executive is eligible for two benefits: the vesting schedule on all options granted after implementation of the program is accelerated; and, second, the investment options available under our deferred compensation plan are broadened to include a diversified equity fund.

OVERVIEW

       During early 1999, oil prices were at historic lows, when adjusted for inflation. The executive team used much of its time to lay a foundation to increase financial flexibility and increase stockholder value. For example, Nuevo completed an exchange of its bonds to streamline our bond covenants and to extend the term of the bonds. We adopted an Economic Value Added model for financial and capital allocation decisions and have instituted a long-term hedge policy to help us meet our performance objectives. We continued to acquire properties in our core areas while selling properties that we considered non-core. Effective January 1, 2000, we entered into a long-term crude oil sales contract with Tosco which will contribute to price stability.

               CHIEF EXECUTIVE OFFICER. Douglas L. Foshee was appointed chief executive officer in August 1997, at which time he entered into an employment agreement providing for a base salary of $375,000 during 1999. As a result of Mr. Foshee's leadership role and significant contribution in accomplishing the goals discussed in the overview, Mr. Foshee received a bonus in 1999 of $375,000 and was granted options to purchase 55,000 shares of common stock.

               KEY EXECUTIVE OFFICERS. The compensation committee continues to review on an individual level each such executive's leadership in his area of expertise, and also evaluates years of service, experience level, position and general economic and industry conditions. However, no specific weight is assigned to these factors. The committee also studies peer group compensation levels for comparable positions. With respect to bonus compensation in 1999, the committee followed its historic philosophy of allocating a specific portion of the total compensation paid to executive officers as "at risk" compensation in order to emphasize pay for performance. Beginning in 2000, this approach has been enhanced by tying executive bonuses to the goal of achieving a return on capital invested equal to or greater than the return used in the Economic Value Added (EVA) model.

       The committee believes that the company's key executive officers played a significant role in 1999 in laying a foundation for financial flexibility and value creation. After two consecutive years with no salary increases, the committee increased base salaries in December by between 3% and 19% over then existing salaries. By virtue of the accomplishments discussed above, and the leadership exhibited by those individuals in their respective areas of expertise, the committee determined that cash bonus awards having a collective value of between 29% and 100% of total compensation were appropriate.

STOCK BASED COMPENSATION

       The compensation committee believes the stock options that it has granted in the past, and those granted in 1999, serve a valuable purpose by attracting and retaining key executives, and encouraging increased job performance by the recipients of such grants. The committee bases the number of awards granted to executive officers on no predetermined formula, but rather on each individual's accomplishments, level of responsibility, and impact on Nuevo's performance for the year.

       Messrs. Foshee, King, Hammond, Darden, Murchison and McGinnis were granted a total of 55,000, 34,250, 34,250, 34,250, 48,000 and 43,000 options in
1999, respectively. Mr. Murchison and Mr. McGinnis's options each include 25,000 options granted upon signing employment contracts. Grants of stock options were made at the market price of the common stock of the company on the date of the grant (as defined in the plan).

EXECUTIVE EMPLOYMENT CONTRACTS

       In 1997, we entered into an employment contract with Mr. Foshee, our Chief Executive Officer. The agreement provided for the following compensation during 1999:

        --    a base salary of $375,000,
        --    discretionary bonuses based upon performance to be determined by our compensation committee,
        --    reimbursement for membership fees to the Houston Center Club, the
              Petroleum Club and the Young Presidents' Organization

       Mr. Foshee's employment agreement is terminable by either party but, in the event that his employment is terminated for reasons other than just cause or his voluntary resignation, we are obligated to pay him a sum equal to two times the aggregate of:

        --    his salary for the twelve months immediately preceding the date of termination (less applicable withholdings and deductions required by law), plus
        --    any bonus paid to Mr. Foshee in the twelve-month period.

       In the agreement, just cause is generally defined as the failure to render services to Nuevo as provided in the agreement or the commission of fraud or other specified illegal act.

       In 1998, we entered into a two-year employment agreement with Robert M. King, providing for the following compensation during 1999:

        --    annual compensation of $160,000
        --    reimbursement for reasonable country club dues.

       Mr. King's employment agreement is terminable by either party but, in the event his employment is terminated for reasons other than just cause or at his option, we must pay him the greater of two times his annual salary and bonus or $320,000. Just cause has the same meaning in Mr. King's contract as in Mr. Foshee's contract.

       In 1997, we entered into an employment agreement with Mr. Dennis A. Hammond providing for a monthly salary of $13,333.34, payable in semi-monthly installments and an annual discretionary bonus, stock option and stock bonus awards as determined by our compensation committee. Mr. Hammond's employment agreement is for no definite term and is terminable by either party at any time for any lawful reason. In the event that Mr. Hammond's employment is terminated as a result of a change of control, then Mr. Hammond is entitled to receive two years salary and bonus (calculated based on the average of the last two year's bonus awards) if he is not offered an equivalent job with our successor.

       In 1998, the company entered into an employment agreement with Mr. Michael Darden. His contract was similar in all material respects to Mr. Hammond's except that Mr. Darden was paid an initial minimum annual salary of $155,000 and a signing bonus of $100,000. Mr. Darden contributed 75% of the signing bonus to the company's deferred compensation plan in order to purchase shares of Nuevo common stock.

       In 1999, we entered into an employment agreement with Bruce K. Murchison. Mr. Murchison's contract was also similar to that of Mr. Darden's in all material respects except that Mr. Murchison was paid an annual salary of $160,000 and a $60,000 signing bonus. Mr. Murchison contributed this entire bonus to the company's deferred compensation plan in order to purchase shares of Nuevo common stock.

       In 1999, we entered into an employment agreement with John McGinnis. Mr. McGinnis's contract was also similar in all material respects to that of Mr. Darden except that Mr. McGinnis was paid an annual salary of $140,000 and a $50,000 signing bonus. Mr. McGinnis contributed this entire bonus to the company's deferred compensation plan in order to purchase shares of Nuevo common stock.

LONG-TERM INCENTIVE PLAN AWARDS

       We do not have a long-term incentive plan for our employees, other than the 1990 stock option plan, the 1993 stock incentive plan and the 1999 stock incentive plan. Under the 1990 stock option plan, 1993 stock incentive plan and the 1999 stock incentive plan, our executive officers, directors and employees are eligible to receive awards of stock options or of shares of stock or other awards which have a value which increases or decreases with the price of our stock. In addition to the awards under the 1990 stock option plan and the 1993 stock incentive plan, the 1999 stock incentive plan permits the award of restricted stock, restricted stock units, performance share awards and performance units. All of the awards are designed to generate an increased incentive to contribute to the company's future success resulting in the enhanced value of the company for the benefit of its stockholders.

DEFERRED COMPENSATION PLAN

       During 1997, we adopted the Nuevo Energy Deferred Compensation Plan to encourage senior executive officers to personally invest in our shares. Executives at the level of vice president and above are eligible to participate in the plan. The plan allows our senior executives to defer all or a portion of their annual salaries and bonuses. Currently, such deferred salaries and bonuses must be invested in our common stock or a money market account until the employee satisfies the stock ownership criteria established by the compensation committee. After the stock ownership thresholds are met (the "target"), deferred amounts may be invested in any equity indexed investment selected by the compensation committee. Nuevo stock is acquired under the plan at a discount of 25% to the then current market price, and is subject to restrictions on transfer.

       The following table shows the target stock ownership amounts under our Deferred Compensation Plan. The actual investment column includes investments in Nuevo stock directly and indirectly in our 401(k) plan and deferred compensation plan, but does not include shares which may be issued pursuant to stock options.

                                                               TARGET
NAME                               ACTUAL INVESTMENT         INVESTMENT
----                               -----------------         ----------
Douglas L. Foshee................     $1,026,357             $1,125,000
Robert M. King...................        735,752                400,000
Dennis A. Hammond................        631,281                320,000
Michael P. Darden................        351,120                310,000
Bruce K. Murchison...............        132,557                320,000
John P. McGinnis.................         89,762                280,000

TREATMENT OF OPTIONS UPON A CHANGE OF CONTROL

       In 1999, the compensation committee approved a change to the treatment of options when a change of control occurs. Under certain circumstances, in connection with a change of control, if the exercise price of the options is greater than the consideration to be received in the change of control transaction, the option holder will be entitled to receive the Black-Scholes model value of his or her options.

                                                      CHARLES M. ELSON, CHAIRMAN
                                                      ISAAC ARNOLD, JR.
                                                      DAVID H. BATCHELDER
                                                      GARY R. PETERSEN

--------------------------------------------------------------------------------
PERFORMANCE GRAPH
--------------------------------------------------------------------------------

       The following graph compares the yearly percentage change in our cumulative total stockholder return on our common stock to the total return on the New York Stock Exchange and the cumulative total return on a peer group of oil and gas exploration companies selected by us from January 1, 1995 until December 31, 1999.

[NUEVO ENERGY CHART]

--------------------------------------------------------------------------------------------------------------------
                                           1994         1995         1996         1997         1998         1999
--------------------------------------------------------------------------------------------------------------------
 Nuevo                                    100.00       124.31       288.89       226.39        63.89       104.17
 NYSE Market Index                        100.00       129.66       156.20       205.49       244.52       267.75
 Peer group 1998                          100.00       154.70       187.22       132.23        58.13        84.65
 Peer group 1999                          100.00       129.32       188.90       162.49        81.47       101.41

       For our proxy this year and in future years, we will include a comparison to a peer group. In 1998, in addition to the NYSE market index, we included a comparison to a peer group composed of independent energy companies. Two of the companies in our 1998 peer group reorganized under bankruptcy procedures and two are no longer deemed comparable to our asset base. We have therefore changed our peer group to include the following:

       Belco Oil and Gas, Cross Timbers Oil Company, EEX Corporation, Forest Oil, HS Resources, Inc., Newfield Exploration Company, Plains Resources Inc., Pogo Producing Company, Range Resources Corporation, Stone Energy Corporation and Vintage Petroleum, Inc.

--------------------------------------------------------------------------------
PROPOSAL II:  RATIFICATION OF THE SELECTION OF OUR

2000 AUDITORS:

       The board of directors has appointed KPMG LLP ("KPMG"), independent public accountants, for the examination of the accounts and audit of our financial statements for the year ending December 31, 2000. KPMG also served in such capacity for the year ended December 31, 1999. At the annual meeting, the board of directors will present a proposal to the stockholders to approve and ratify the engagement of KPMG. A representative of KPMG will be present and will have the opportunity to make a statement, if he desires, and to respond to appropriate questions. An adverse vote will be considered as a direction to our audit committee to select other auditors in the following year.

                      _ _                                               |
[X] PLEASE MARK YOUR |                                                  |
    VOTES AS IN THIS |                                                  |
    EXAMPLE                                                             |_ _ _ _


                              FOR all nominees                   WITHHOLD
                            listed below (except                 AUTHORITY
   1. Election of             as marked to the                for all nominees
      Directors                contrary below)                  listed below
                                     [ ]                            [ ]

      NOMINEES FOR DIRECTOR: Isaac Arnold, Jr., Thomas D. Barrow,
                             David H. Batchelder, Charles M. Elson,
                             Douglas L. Foshee, Robert L. Gerry III,
                             Gary R. Petersen, David Ross III,
                             Robert W. Shower

      (INSTRUCTION: To withhold authority to vote for one or more of the nominees, write the name of the nominee in the space provided.)


      -------------------------------------------------------------------

   2. PROPOSAL to ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

      FOR                  AGAINST                ABSTAIN
      [ ]                    [ ]                    [ ]

   3. In their discretion, the proxies are authorized to vote with respect to approval of the minutes of the last meeting of stockholders, the election of any person as a director if a nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

SIGNATURE(S)                                       DATE                     2000
            --------------------------------------      -------------------

NOTE: Please sign this exactly as your name(s) appear(s) on this proxy. When signing in a representative capacity, please give title. When shares are held jointly, only one holder need sign.

REVOCABLE PROXY

                              NUEVO ENERGY COMPANY

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NUEVO ENERGY COMPANY ("COMPANY") FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
               MAY 24, 2000 AND AT ANY OTHER ADJOURNMENT THEREOF.

The undersigned, being a stockholder of the Company as of April 5, 2000, hereby authorizes Douglas L. Foshee and Robert M. King or any successors thereto as proxies with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Four Seasons Hotel, 1300 Lamar, Houston, Texas 77010, on Wednesday May 24, 2000 at 9:00 a.m., Central Daylight Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

The Board of Directors recommends that you vote FOR the Board of Directors' nominees listed above and FOR Proposal 2. Shares of common stock of the Company will be voted as specified. IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES TO THE BOARD OF DIRECTORS, AND FOR PROPOSAL 2, AND OTHERWISE AT THE DISCRETION OF THE PROXIES. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of the Stockholders of the Company called for May 24, 2000, a Proxy Statement for the Annual Meeting and the 1999 Annual Report to Stockholders (which may have been previously mailed).

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.